FXCM Reports Monthly Metrics

NEW YORK—January 15, 2013— FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for December 2012 for its retail and institutional foreign exchange business.

December 2012 Retail Trading Metrics

•	Retail customer trading volume(1) of $257 billion in December 2012, 16% lower than November 2012 and 11% lower than December 2011. Volume from indirect sources was 47% of total retail volume(1) in the fourth quarter 2012. Retail customer trading volume(1) for the fourth quarter 2012 was $886 billion, 3% higher than the third quarter 2012, and 9% lower than the fourth quarter 2011. Retail customer trading volume(1) for full year 2012 was $3.6 trillion, 5% lower than 2011.

•	Average retail customer trading volume(1) per day of $13.5 billion in December 2012, 3% lower than November 2012 and 3% higher than December 2011.

•	An average of 409,875 retail client trades per day in December 2012, 16% higher than November 2012 and 15% higher than December 2011.

•	Tradeable accounts(2) of 190,217 as of December 31, 2012, a decrease of 13,278, or 7% from November 30, 2012, and an decrease of 4,389, or 2%, from December 31, 2011. In December, FXCM charged an account dormancy fee on certain accounts that had been inactive over one year, resulting in the decline in tradeable accounts when compared to November 2012. Active accounts, accounts which have placed a trade in the past 12 months, increased by 418 accounts to 170,930 in December 2012 from November 2012.

December 2012 Institutional Trading Metrics

•	Institutional customer trading volume(1) of $80 billion in December 2012, 11% lower than November 2012 and 23% lower than December 2011.

•	Average institutional trading volume(1) per day of $4.2billion in December 2012, 3% higher than November 2012 and 11% lower than December 2011.

•	An average of 11,313 institutional client trades per day in December 2012, 15% higher than November 2012 and 35% lower than December 2011.

“We are pleased with how we have weathered muted foreign exchange markets in 2012 with our overall retail volumes decreasing only 5% to $3.6 trillion despite a 23% decline in average daily volatility to multi-year lows, as measured by the CVIX(3),” said Drew Niv, President and Chief Executive Officer. “In particular, in 2012 we were very successful in attracting larger customer accounts and while its positive effect on our trading volumes was offset by the unfavorable market environment, it positions us well for the future.”

“While still early, 2013 has started strong and we look forward to our growth initiatives gaining traction this year, even if market conditions do not improve” he continued.

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company’s corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

(3) Three month CVIX as reported by www.dailyfx.com.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.’s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under “Risk Factors” in FXCM Inc.’s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

FXCM Inc.
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications
jklein@fxcm.com or investorrelations@fxcm.com